Exhibit 8.1

List of the Registrant’s Significant Subsidiaries

Wholly-owned Subsidiaries	Place of Incorporation
Broad Cosmos Enterprises Ltd.	British Virgin Islands
Air Net International Limited	British Virgin Islands
Air Net (China) Limited	Hong Kong
Blockchain Dynamics Limited	Hong Kong
Energy Bytes Inc.	United States
Yuehang Chuangyi Technology (Beijing) Co., Ltd.	PRC
Shenzhen Yuehang Information Technology Co., Ltd.	PRC
Xi’an Shengshi Dinghong Information Technology Co., Ltd.	PRC

Affiliated Entities Consolidated in the Registrant’s Financial Statements	Place of Incorporation
Beijing Linghang Shengshi Advertising Co., Ltd.	PRC
Wangfan Tianxia Network Technology Co., Ltd.	PRC
Beijing Yuehang Digital Media Advertising Co., Ltd.	PRC
Yuehang Sunshine Network Technology Group Co., Ltd.	PRC
Beijing Airnet Pictures Co., Ltd.	PRC
Wenzhou Yuehang Advertising Co., Ltd.	PRC
Beijing Dongding Gongyi Advertising Co., Ltd.	PRC
Guangzhou Meizheng Online Network Technology Co., Ltd.	PRC
Air Esurfing Information Technology Co., Ltd.	PRC
Wangfan Linghang Mobile Network Technology Co., Ltd.	PRC
Beijing Wangfan Jiaming Pictures Co., Ltd.	PRC
Meizheng Network Information Technology Co., Ltd.	PRC
Beijing Wangfan Jiaming Advertising Co.,Ltd.	PRC
Shandong Airmedia Cheweishi Network Technology Co., Ltd.	PRC
Dingsheng Ruizhi (Beiing) Investment Consulting Co., Ltd.	PRC
Yuehang Zhongying E-commerce Co., Ltd.	PRC
Beijing Airport United Culture Media Co., Ltd.	PRC
Yuehang Sunshine (Beijing) Asset Management Co., Ltd.	PRC
Air Joy Media Private Limited	Singapore